UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 23, 2016

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii
(State or other jurisdiction of incorporation)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii  96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
 (808) 543-5662

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2016 the Board of Directors (the “Board”) of Hawaiian Electric Industries, Inc. (the “Company”) elected Richard J. Dahl as a director of the Company, effective January 1, 2017, to serve until the Company’s 2017 Annual Meeting of Shareholders. In addition, the Board appointed Mr. Dahl to its Audit Committee. Mr. Dahl was also elected as a director and audit committee member for the Company’s wholly owned subsidiary, Hawaiian Electric Company, Inc.
Mr. Dahl has been Chairman, President and CEO of James Campbell Company, LLC (“James Campbell Co.”) since 2010. Prior to joining James Campbell Co., Mr. Dahl served in senior executive positions at Dole Food Company and Bank of Hawaii Corporation, including as president, chief operating officer and director of each such company. Mr. Dahl also has experience as an auditor, and previously obtained Certified Public Accountant and Certified Bank Auditor licenses. Mr. Dahl currently serves on the boards of directors of DineEquity, Inc., IDACORP, Inc. and Idaho Power Company, a wholly owned subsidiary of IDACORP.
The Board has determined that Mr. Dahl is independent pursuant to the Company’s Categorical Standards of Director Independence and the New York Stock Exchange listing standards and satisfies all applicable requirements for Audit Committee service.
There are no arrangements or understandings between Mr. Dahl and any other person pursuant to which he was selected as a director and no related person transactions within the meaning of Item 404(a) of Regulation S-K between Mr. Dahl and the Company.
Mr. Dahl will participate in the Company’s standard non-employee director compensation program, which is described in the Company’s Proxy Statement dated March 22, 2016. Additionally, the Company and Mr. Dahl will enter into an indemnity agreement in the same form that the Company has entered into with each of its existing directors. The form of such indemnity agreement was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)
/s/ James A. Ajello
James A. Ajello
Executive Vice President and
Chief Financial Officer

Date: December 27, 2016

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